Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prudential Investment Portfolios 15:

We consent to the use of our reports dated October 16, 2018, with respect to the financial statements and financial highlights of PGIM High Yield Fund (formerly Prudential High Yield Fund) and PGIM Short Duration High Yield Income Fund (Formerly Prudential Short Duration High Yield Income Fund) as of August 31, 2018, and for the respective years or periods presented therein, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

October 25, 2018